                                                                      EXHIBIT 11

                   METHODE ELECTRONICS, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE

  The following table illustrates that the vesting of the unamortized Stock Awards had no material dilutive effect on reported earnings per common share.

                                                YEAR ENDED APRIL 30,
                                         -------------------------------------
                                            1995         1994         1993
                                         -----------  -----------  -----------
Primary earnings per common share:
  Average common shares outstanding.....  23,114,000   23,004,000   22,613,000
  Unamortized Stock Award common shares.      96,000      101,000      163,000
  Shares assumed to be repurchased under
   treasury stock method at average
   market price.........................     (84,000)     (74,000)    (126,000)
                                         -----------  -----------  -----------
    Total...............................  23,126,000   23,031,000   22,650,000
                                         ===========  ===========  ===========
Income from continuing operations....... $26,121,389  $20,976,427  $14,747,611
                                         ===========  ===========  ===========
Per common share amount................. $      1.13  $       .91  $       .65
                                         ===========  ===========  ===========
Net income.............................. $26,121,389  $20,976,427  $15,437,611
                                         ===========  ===========  ===========
Per common share amount................. $      1.13  $       .91  $       .68
                                         ===========  ===========  ===========
Fully diluted earnings per share:
  Average common shares outstanding.....  23,114,000   23,004,000   22,613,000
  Unamortized Stock Award common shares.      96,000      101,000      163,000
  Shares assumed to be repurchased under
   treasury stock method at the higher
   of average or year-end market price..     (80,000)     (62,000)     (77,000)
                                         -----------  -----------  -----------
    Total...............................  23,130,000   23,043,000   22,699,000
                                         ===========  ===========  ===========
Income from continuing operations....... $26,121,389  $20,976,427  $14,747,611
                                         ===========  ===========  ===========
Per common share amount................. $      1.13  $       .91  $       .65
                                         ===========  ===========  ===========
Net income.............................. $26,121,389  $20,976,427  $15,437,611
                                         ===========  ===========  ===========
Per common share amount................. $      1.13  $       .91  $       .68
                                         ===========  ===========  ===========
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